Exhibit 99.1

Tasty Baking Company Fully Completes Manufacturing Transition to World’s Largest Green Bakery

After 88 years, Hunting Park bakery officially closes for production

PHILADELPHIA--(BUSINESS WIRE)--June 24, 2010--Tasty Baking Company (NasdaqGM: TSTY), makers of the Tastykake® snack line, today announced that the company has transitioned the remaining two Tastykake® production lines from the company’s Hunting Park facility to its new, state-of-the-art, LEED-registered (Leadership in Energy and Environmental Design) bakery at the Philadelphia Navy Yard. The company’s 88-year-old, six-story Hunting Park bakery at 2801 Hunting Park Avenue in the Allegheny West area of Philadelphia has now officially closed for production. Tasty Baking Company announced in April 2010 that it had entered into a Purchase and Sale Agreement with TKMG Associates, L.P. and its guarantor, Metro Development Company, for the sale of the Hunting Park property along with the company’s former corporate offices and distribution center at 3413 Fox Street for a price of $6.0 million. The company has also sold the physical assets at the old Hunting Park Bakery for a price of approximately $0.7 million.

The full operation of the seven production lines at Tasty Baking’s new 345,000 square foot manufacturing and distribution facility occurs just over three years after the company announced its strategic transition plan in May 2007. The one-story bakery at the Philadelphia Navy Yard features new, highly automated baking equipment and a “straight line flow” from production to packaging to warehouse that opens significant opportunity for product and packaging innovation, while achieving more efficiency in the baking of Tastykake’s beloved core products such as Krimpets®, Kandy Kakes®, Juniors®, pies, cookie bars and cupcakes. Currently registered under LEED and awaiting official certification from the U.S. Green Building Council, the bakery will be the world’s largest “green” bakery, featuring environmentally-friendly components such as water conservation, the use of recycled building materials, day‐light harvesting and energy-efficient HVAC systems.

“While we celebrate our new bakery and the future of the Tastykake brand with significantly-enhanced manufacturing capabilities, we simultaneously celebrate the legacy of the Hunting Park bakery and its irreplaceable role in the development and growth of the company and our beloved brand,” said Charles P. Pizzi, President and Chief Executive Officer, Tasty Baking Company. “Now that we have transitioned all seven of our production lines to the new facility at the Navy Yard, we can turn our focus to the optimization of our operations there, a process which we expect to last through the third quarter of 2010.” Pizzi continued saying, “We believe that the many chapters of Tastykake history at the Hunting Park bakery will be tightly bound to those chapters that we will begin to write at the Philadelphia Navy Yard.” The new bakery’s lobby, which will serve as the public gateway and ticketing center for The Tastykake Bakery Tour, features an oversized wall print of the Hunting Park facility. The Tour, which is expected to open to the public in 2011, will also contain historical film and prints from the Hunting Park bakery. Additionally, Tasty Baking Company will continue its support of the Allegheny West Foundation, one of the oldest and most successful community development corporations in Philadelphia, which serves the community around the Hunting Park facility.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (Nasdaq: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to complete a new facility and relocate thereto, the risks of business interruption and an adverse impact on financial results while optimizing production at the new facility, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the estimated operating cash savings from the company’s transition to the new manufacturing facility will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

CONTACT:
Tasty Baking Company
Jon Silvon, 215-221-8728
jon.silvon@tastykake.com
or
Vault Communications, Inc.
Kate Shields, 610-716-4714
kshields@vaultcommunications.com